Exhibit 10.5

February 9, 2015

Ty Shay
2420 Lake Street
San Francisco, CA 94121 Ty.shay@gmail.com
Dear Ty:
We are delighted to confirm our offer to you to join LifeLock, Inc. ("LifeLock", "we" or "our" ) as Chief Marketing Officer reporting to Hilary Schneider. Your primary place of employment will be our San Francisco, California location. You also agree and acknowledge that, as part of your job duties, you will be required to periodically travel to our principal executive offices in Tempe, Arizona, as well other places, each as reasonably requested by us. We are confident that you will find your new role to be one in which you can make significant contributions to LifeLock. Your first day of employment will be March 9, 2015. The following represents our offer to you:
Compensation

•	Your annual salary, which will be paid bi-weekly, will be $375,000.

•	Your position makes you eligible for a corporate bonus, targeted at 50% of your annual base salary, to be prorated based on the length of your employment in 2015.

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Subject to the approval of the Life Lock Board of Directors (or authorized committee thereof), you will receive a grant of restricted stock units (RSUs) with respect to 200,000 shares of LifeLock's common stock, which RSUs will vest over a four-year period. 25% of the RSUs will vest after one year from the grant date. The remaining 75% of the RSUs will vest in equal quarterly installments over three years thereafter . Additional terms governing this grant will be set forth in your Restricted Stock Unit Agreement, which you will receive and be required to execute following the approval of your grant.

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During your employment with LifeLock, LifeLock will pay you a monthly stipend equal to $3,000 per month, which stipend is intended to reimburse you for travel by Uber or similar service from your home to our San Francisco, California location. This monthly stipend shall be subject to applicable withholding and other taxes.

The payment of your bonus, as well as its amount, is at the sole discretion of LifeLock's compensation committee and is contingent upon your individual performance, the performance of LifeLock, the performance criteria defined by LifeLock's bonus plan, and your being employed on the date the bonus is paid. Guidelines and continued eligibility are determined annually, prior to the year-end compensation planning process, and are subject to change from year to year. The amount of your bonus, if any, is determined once LifeLock results have been assessed.
Signing Bonus
In addition to the compensation described above, you are entitled to receive a signing bonus of $500,000. This signing bonus shall be payable to you on the first pay date following your first day of employment in accordance with LifeLock's standard payroll procedures.
If your employment with LifeLock is terminated before March 9, 2016 (a) by LifeLock for "Cause" (as defined below) or by reason of a "Disability" (as defined below) , (b) as a result of your death, or (c) by you for any reason other than as a result of a "Constructive Termination" (as defined below), you (or your successors and assigns) shall be required to repay the signing bonus (the "Repayment Amount") to LifeLock.
By signing this letter below, you hereby authorize LifeLock to withhold the Repayment Amount from your final checks, which may include wages and any accrued but unused PTO, to the extent permitted by applicable law. You agree that in the event that the your final checks are insufficient to cover the entire Repayment Amount, you shall pay the remaining unpaid balance of the Repayment Amount to LifeLock by check within 30 days of your last day of employment, or pursuant to such of other payment terms as are agreed to by LifeLock.
For purposes of this letter, the term "Cause" shall mean (a) an act or acts of personal dishonesty, fraud, or embezzlement by you; (b) violation by you of your obligations under this letter or the Proprietary Rights Agreement that are demonstrably willful and deliberate on your part and which are not remedied in a reasonable period of time after receipt of written notice from LifeLock; (c) any willful or deliberate refusal to follow the requests or instructions of LifeLock's board of directors, chief executive officer or president and which are not remedied in a reasonable period of time after receipt of written notice from Life Lock; or (d) the conviction of you for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of Life Lock. Any termination for "Cause" shall be made in writing to you, which notice shall set forth in detail all acts or omissions upon which LifeLock is relying for such termination.
For purposes of this letter, the term "Constructive Termination" shall mean: (a) LifeLock's material breach of any of the material terms and conditions required to be complied with by Life Lock pursuant to this offer letter; (b) a material diminution in your title, duties, or responsibilities by LifeLock's board of directors or chief executive officer to a level below your titles, duties, or responsibilities as set forth in this offer letter (provided, however that if following an acquisition of Life Lock and conversion of Life Lock into a subsidiary, division, or unit of the acquirer, whether or not such subsidiary, division, or unit is itself publicly traded, you are the Chief Marketing Officer of such subsidiary, division, or unit of the acquirer, then the consummation of such acquisition and conversion will not by itself be deemed a material diminution in your title, duties, or responsibilities for purposes of this subsection); or (c) a relocation by LifeLock of your principal work site to a facility or location more than 50 miles from LifeLock's San Francisco, California location; provided, however, that with respect to (a), (b), and (c) above, you shall first be required to provide Life Lock written notice of any such event which you contend constitutes a Constructive Termination within 90 days of the first occurrence of such alleged event and/or breach, and thereafter provide LifeLock a reasonable opportunity (not to exceed 30 days) to cure such event and/or breach and provided further that your employment shall terminate no later than the date that is 90 days following the end of the cure period described above.
For purposes of this letter, the term "Disability" shall mean that, as a result of a mental or physical incapacity, illness, or disability, you fail to perform your duties and responsibilities provided for herein for a period of more than 90 consecutive days in any 12-month period.
Benefits
All regular full time employees receive 8 paid holidays. Also, you are eligible for paid time off as approved by your manager. LifeLock offers a comprehensive health benefits plan that starts the first day of employment. Your compensation package also includes several options for medical, dental and vision benefits with competitive premiums. To complement these plans we provide Flexible Spending Account options. We cover our employees with life insurance in the amount of lx your annual salary. To provide financial security in cases of emergency, we provide paid Short Term Disability and Long Term Disability insurance coverage. We also offer a 401(k) plan with a generous matching program . More information regarding your benefits, including the 401(k) matching program, will be shared with you during LifeLock's New Hire Welcome.
Offer Requirements
This offer is contingent upon:

•	Confirmation of your ability to lawfully work in the United States pursuant to requirements set forth by federal law

•	Satisfactory results of a background check and a drug screen conducted by either LifeLock or an outside agency

•	Proper and complete submission of

•	The LifeLock application form and background release form(s)

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Work authorization papers (1-9 documentation). The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. LifeLock also verifies eligibility to work in the United States using E-Verify

Accordingly, please bring the appropriate identifying documents with you on your first day of employment

•	On or before your first day you will receive and m ust sign a Proprietary Rights Agreement
This offer and your subsequent employment are contingent upon you accurately completing and submitting all requested information, as well as meeting all necessary requirements for employment. Should you not, this employment offer could be considered null and void, and LifeLock would be under no obligation to hire you for this or any other position.
LifeLock maintains an employment-at-will relationship with its employees. This means that both you and LifeLock retain the right to terminate this employment relationship at any time and for any reason. All compensation and benefits referred to in this letter are subject to your continued employment and satisfactory job performance. All salary and bonuses referred to in this letter will be considered ordinary income and will be subject to applicable state and federal income taxes.
This offer letter constitutes our complete offer package to recognize your responsibilities. Any promises or representations, either oral or written, which are not contained in this letter are not valid and arc not binding on LifeLock.

Your job description is enclosed for your records.

By signing this letter below, you represent and warrant to Life Lock that you have no outstanding commitments inconsistent with any of the terms of this letter or the services to be rendered under it, including, without limitation, any restrictive covenants previously entered into between you and any other entity, which would prevent you from performing the duties required of you as Chief Marketing Officer of LifeLock . You further understand, acknowledge, and agree that (a) your performance under this letter will not require you to breach any obligation to keep in confidence proprietary Information, knowledge, or data acquired by you from any third party; and (b) you will not disclose to LifeLock, or induce LifeLock to use, any confidential or proprietary information, knowledge, or data, or any material non-public information as that term is defined and interpreted under U .S.securities laws, belonging to any third party. You further certify that, during your employment with LifeLock, you will not improperly use any confidential records, reports, notes, compilations, sketches, analyses, specifications, or other confidential documents or materials, tools, equipment, and other confidential tangible and intangible property belonging to any third party.
We are pleased to offer you this position and we are looking forward to your joining LifeLock. Please signify your acceptance of this offer of employment by signing and returning it to Victoria Hutson of Human Resources by February 9, 2015. If you have any questions, please feel free to give me a call at 480-457-2143 .

Regards,

/s/ Hilary Schneider
Hilary Schneider
President

Accepted:
/s/ Ty Shay
Ty Shay
Dated: 2/19/2015